UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 29, 2011

PAB BANKSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	000-25422	58-1473302
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 North Valdosta Road, Valdosta, Georgia	31602
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code    (229) 241-2775

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.            Bankruptcy or Receivership.

On April 29, 2011, the Georgia Department of Banking and Finance (the “Georgia Department”) closed The Park Avenue Bank (“Park Avenue Bank”), the wholly owned banking subsidiary of PAB Bankshares, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (the “FDIC”) was named as the receiver of Park Avenue Bank. The Company’s principal asset is the common stock that it owns in Park Avenue Bank, and, as a result of the closure of Park Avenue Bank, the Company has very limited remaining tangible assets. As the owner of all of the capital stock of Park Avenue Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of Park Avenue Bank or its assets by the FDIC. However, at this time, it is not expected that any such recovery will be realized by the Company or its shareholders.

In connection with the closure of Park Avenue Bank, the FDIC issued a press release, dated April 29, 2011, announcing that the FDIC entered into a purchase and assumption agreement with Bank of the Ozarks, Little Rock, Arkansas, pursuant to which Bank of the Ozarks assumed all of the deposits and substantially all of the assets of Park Avenue Bank. Depositors will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance.  Customers who have questions about the foregoing matters, or who would like more information about the closure of Park Avenue Bank, can visit the FDIC’s website located at http://fdic.gov/bank/individual/failed/parkavenue_ga.html, or call the FDIC toll-free at 1-800-894-5183.   A complete copy of the FDIC’s press release can be found on the Internet at http://fdic.gov/news/news/press/2011/pr11079.html. The management teams of the Company and Park Avenue Bank have been working closely with the Georgia Department, the FDIC and Bank of the Ozarks to make the transition as smooth as possible for Park Avenue Bank’s customers.

On May 2, 2011, the Company sent a letter to its shareholders informing them of the receivership, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01             Financial Statements and Exhibits.

Exhibit	Description

99.1	Letter to shareholders, dated May 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAB Bankshares, Inc.

Date: May 2, 2011                                                                        By:  /s/ Donald J. Torbert, Jr.
Name:  Donald J. Torbert, Jr.
Title:  President, Chief Executive Officer and
Interim Chief Financial Officer